Coty Inc. Reports Fiscal 2018 Fourth Quarter and Full Year Results

Strong FY18 progress on operating performance and business integration

NEW YORK - August 21, 2018-- Coty Inc. (NYSE: COTY) today announced financial results for the fourth quarter and fiscal year ended June 30, 2018.

Results at a glance	Three Months Ended June 30, 2018			Year Ended June 30, 2018
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Organic (LFL)		Reported Basis	Combined Company Reported At Constant Currency *	Combined Company Organic (LFL)
Net revenues	$2,299.4	3%	0.3%	$9,398.0	23%	5%	0.4%
Operating (loss) income - reported	(61.8)	78%		161.2	>100%
Operating income - adjusted*	229.4	>100%		999.8	29%
Net (loss) income - reported	(181.3)	41%		(168.8)	60%
Net income - adjusted*	106.6	>100%		516.3	26%
EPS (diluted) - reported	$(0.24)	41%		$(0.23)	65%
EPS (diluted) - adjusted*	$0.14	NM		$0.69	10%

* Please refer to footnote below

Highlights

Revenues:

•
FY18 reported net revenues of $9,398.0 million increased by 22.8% with like-for-like (LFL) revenue growth of 0.4% driven by a very strong performance in the Luxury division, which delivered 6.0% LFL growth, a solid 1.7% LFL growth by the Professional Beauty division, offset by a 4.0% LFL decline in the Consumer Beauty division revenues.

•
Reported 4Q18 net revenues of $2,299.4 million grew by 2.6% and increased by 0.3% on a LFL basis, driven by very good 5.3% growth in Luxury, 2.1% growth in Professional Beauty, offset by a 3.4% decline in Consumer Beauty. 4Q18 growth for Consumer and Professional Beauty was impacted by the Brazilian trucker strike and short term supply chain disruptions resulting from the consolidation of warehouses and planning centers in North America and Europe, as the ex P&G business is integrated into Coty.

Gross Margin

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FY18 reported gross margin of 61.6% increased by 120 bps from 60.4% in the prior-year. Our FY18 adjusted gross margin of 62.3% decreased by 10bps as solid improvement in the Luxury and Professional Beauty divisions, together with the capture of synergies, was offset by operating de-leverage in the Consumer Beauty division.

•	4Q18 reported gross margin of 61.0% increased by 10bps versus the prior year, while the adjusted gross margin of 61.9% decreased by 20bps from 4Q17, primarily driven by the supply chain disruptions.

Operating Income:

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FY18 reported operating income of $161.2 million improved from a reported loss of $(437.8) million, and the 4Q18 operating loss of $(61.8) million improved from $(279.0) million in the prior period as our restructuring and acquisition-related costs decreased.

•	FY18 adjusted operating income of $999.8 million grew by 29% from $772.8 million in the prior year, with the adjusted operating margin expanding 50 bps to 10.6% in FY18.

•	The 4Q18 adjusted operating income of $229.4 million more than doubled from $90.1 million in the prior-year period, with 600bps of adjusted operating margin expansion to 10.0%.

Net Income:

•	FY18 reported net loss of $(168.8) million improved from $(422.2) million in the prior-year, and the 4Q18 reported net loss of $(181.3) million improved from $(304.8) million in the prior period.

•	The FY18 adjusted net income of $516.3 million grew 26% from $408.5 million in the prior year driven by operating income improvement.

•	4Q18 adjusted net income of $106.6 million improved from a loss of $(3.4) million in the prior year period.

Earnings Per Share (EPS):

•
Our FY18 reported earnings per share of $(0.23) improved from $(0.66) in the prior-year, the 4Q18 reported EPS of $(0.24) improved from $(0.41) in the prior-year period. The FY18 adjusted EPS of $0.69 grew from $0.63 in the prior year, and the 4Q18 adjusted EPS of $0.14 improved from $0.00 in the prior year period.

Operating Cash Flow & Net Debt:

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In FY18, net cash provided by operating activities was $413.7 million, down from $757.5 million in FY17 which benefited from over $400 million related to the timing lag between one-time costs accruals and the associated cash outlay. 4Q18 cash from operations totaled $224.8 million, up $174.0 million from $50.8 million in the prior year period. Net debt of $7,291.6 million on June 30, 2018 increased by $611.4 million from the balance of $6,680.2 million on June 30, 2017.

Outlook and Management Comments

Commenting on the financial results, Camillo Pane, CEO, said: “Coty made good progress in fiscal year 2018 although much remains to be done. We delivered our target of modest like-for-like net revenue growth and, importantly, a very healthy improvement in adjusted operating margin in the second half of the year.

Transformation after an immensely complex merger takes time. After exiting the Transitional Services Agreement with P&G in calendar 2017, we are building and streamlining back office processes, upgrading systems, optimizing our manufacturing and logistics, and overall, simplifying our operations. In parallel, we are investing in our brands and starting to transform our digital capabilities to fuel sustainable growth.

While we work on the full turnaround of the new Coty, we are pleased with the significant progress we have made in under two years and expect the integration to be largely completed by the end of FY19. The first half of our synergies commitment has been delivered as planned by FY18 and we are now focused on enhancing operating income growth by delivering the remaining synergies and returning the business to low single digit LFL net revenue growth. This level of top line growth, combined with our ongoing focus on reducing costs even after the synergies are fully delivered, underpins our medium term target of achieving a high teens adjusted operating margin.

Against this backdrop, we view FY19 as an important step in the right direction to achieve our medium term ambitions. For FY19, we are targeting well over 100 bps of adjusted operating margin expansion, which, combined with our target of flat to modest LFL net revenue growth would deliver mid-teens adjusted operating income growth. Our FY19 EPS target of $0.74 - 0.78 is fully consistent with this level of adjusted operating income growth. Financial performance across quarters in FY19 will not be linear. The peak of the impact of the supply chain disruptions due to our logistics and manufacturing consolidation will come in 1Q19, with a smaller tail end in 2Q19. This will have a significant impact on both top and bottom line, and together with the impact of our brand rationalization program, is expected to drive a low teens decline in our 1Q19 adjusted operating income year over year. Having said that, we do expect that these business integration related impacts will be largely over by the end of first half 2019 and our FY19 targets take these disruptions into consideration.

With respect to integration costs, we continue to expect total costs of approximately $1.3 billion, and as of FY18, we have accrued $1.15 billion of these costs, with the remaining costs expected in FY19-20. To further boost our net revenue growth and operating margins, we are now announcing a new cost savings program, which is fully independent from our P&G integration efforts. This new program will add $250 million in restructuring charges and is expected to deliver up to $150 million of gross savings over a 3 year period. Part of the gross savings will be used to fuel strategic investments such as those in the digital and e-commerce areas. After re-investments, this will result in expected total net savings of approximately $60 million over the next 3 years.

Now that the merger integration is nearing completion, we are also turning our attention to enhancing our cash flow and reducing Coty’s leverage. In this regard, we have set ourselves a target of achieving below 4.0x Net Debt/ Adjusted EBITDA ratio by the end of calendar 2020, down from our current ratio of 5.27x.

As we complete the final stages of our integration and deliver the associated synergies, we are focused on rejuvenating our core business and amplifying our growth potential, by supporting and strengthening our brands, developing a stronger innovation pipeline, advancing our end-to-end digital transformation, and expanding our presence in the faster-growing emerging markets.

The strategic and financial improvements we are making to our business reaffirm our confidence in Coty’s potential to be a leader and challenger in the beauty industry while delivering meaningful short and long term financial results.”

* As compared to combined Coty and P&G Beauty Business net revenues (herein defined as "Combined Company"). These measures, as well as “adjusted gross margin”, “adjusted operating income”, “Net Debt / Adjusted EBITDA ratio”, and “free cash flow,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release. “NM” indicates calculation not meaningful.

Fiscal 2018 Divisional Business Review

Luxury Division

	Three Months Ended June 30, 2018			Year Ended June 30, 2018
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL) Constant Currency
Net Revenues	$742.4	14.6%	5.3%	$3,210.5	25.1%	6.0%

	Reported	Adjusted		Reported	Adjusted
Operating Income	$47.5	$78.1		$248.7	$393.8
Operating Margin	6.4%	10.5%		7.7%	12.3%

In FY18, reported Luxury net revenues of $3,210.5 million increased by 25.1% versus the prior year. On a LFL basis, Luxury net revenues grew by 6.0% in FY18 fueled by strong momentum in all regions and Travel Retail. Luxury’s growth in FY18 was powered by the success of Gucci Bloom and Tiffany, strong performance in Calvin Klein and philosophy, and excellent innovation execution across other global brands including Chloe Nomade and Marc Jacob’s Daisy Love, each of which gained share in 4Q18. Growth in emerging markets was particularly strong during FY18, with Luxury brands growing low double digits in ALMEA driven by both fragrance and skin care. We also had a great performance in Luxury e-commerce revenues in FY18 led by excellent growth in the US, Germany, the UK and China, where we have forged successful partnerships with key local players.

In 4Q18, reported Luxury revenues increased by 14.6% versus the prior year, while LFL growth was 5.3% during the same period. Our brands were particularly strong in Europe and North America in the fourth quarter with great performances in the U.S., U.K., China, France, Latin America and Travel Retail. Growth was led by the Gucci, Tiffany, philosophy, Chloe and Marc Jacobs brands.

The Luxury division delivered reported operating income of $248.7 million in FY18, an increase of 57% versus FY17, while adjusted operating income was $393.8 million, a growth of 39% from the prior-year. The adjusted operating margin was 12.3%, growing 130 bps versus FY17, driven by gross margin expansion, synergy delivery, and fixed cost reductions. In 4Q18, reported operating income grew from $(43.8) million to $47.5 million, while adjusted operating income increased from $10.0 million to $78.1 million, again supported by net revenue growth and fixed cost management. The adjusted operating margin in 4Q18 was 10.5%.

We remain excited about the prospects for the Burberry brand. While not fully finished, we have made significant progress in reducing Burberry trade inventory since acquiring the business in October 2017.

Consumer Beauty

	Three Months Ended June 30, 2018			Year Ended June 30, 2018
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$1,064.4	(5.5%)	(3.4)%	$4,268.1	15.7%	(4.0)%

	Reported	Adjusted		Reported	Adjusted
Operating Income	$53.5	$93.6		$278.9	$411.1
Operating Margin	5.0%	8.8%		6.5%	9.6%

In FY18, our Consumer Beauty reported net revenues totaled $4,268.1 million, growing 15.7%, but declining 4.0% on a LFL basis. Since the completion of the P&G Beauty transaction, we have made progress towards stabilizing the Consumer Beauty business, with LFL performance improving from (10%) in FY17 to (4%) in FY18. The (3.4%) LFL Consumer Beauty performance in 4Q18 reflected a moderate sequential improvement compared to the (4.5%) LFL performance in the prior nine months. However, it is clear that the recovery is taking longer than expected. Contributing to this delay are external conditions including the decline of the mass beauty market in Europe and North America, increasingly strong competition, and an evolving retail environment that has shifted towards specialty retailers and e-commerce. Performance has also been impacted by internal factors such as short term supply chain disruption and the longer time required to rejuvenate global brands that have sustained multi-year declines. While FY18 was a step in the right direction, we are not satisfied with our results, and we will continue to drive for a better outcome in FY19 in particular by targeting revenue growth in ALMEA, overall e-commerce, and Younique.

In FY18, our Consumer Beauty Europe and North America regions - which together account for over 70% of the division’s net revenues - declined mid to high single digits. This decline occurred against the backdrop of a weak underlying mass beauty market, which declined in the low single digits in Europe and North America across our key color cosmetics, retail hair, body care, and mass fragrance brands. Our emerging markets ALMEA region was stable for Consumer Beauty, as strong double digit growth in most ALMEA markets was offset by decline in Brazil, following our strategic intervention on inventory and pricing, and the recent trucker strike. However Brazil in-market performance continues to be very strong as we are gaining share and growing well ahead of the market. We also saw very strong e-commerce growth in the Consumer Beauty division, even excluding Younique.

As previously mentioned, the short-term supply chain disruptions pressured 4Q18 results. This has primarily impacted our Consumer Beauty division, and has resulted in our inability to meet all of the demand from our customers, with particular impact on the Rimmel, Max Factor and CoverGirl brands. The combination of this supply disruption and the Brazil trucker strike impacted the Consumer Beauty LFL trend in 4Q18. Nevertheless during the fourth quarter, net revenues for the Consumer Beauty North America division grew as we cycled favorable comparables in the prior year related to our 4Q17 TSA exit, while net revenues in ALMEA were flat as declines in Brazil offset strong momentum in the rest of the region, and Europe net revenues remained under pressure.

From a brand perspective, FY18 marked an important milestone for several of our color cosmetics brands, with color cosmetics in total accounting for close to half of the Consumer Beauty net revenues. As we execute our multi-year brand turnaround strategy for CoverGirl in North America, which accounts for a low teens percentage of total Consumer Beauty net revenues, FY18 saw the introduction of a new brand positioning, look, and communication in 2Q18, new in store displays and signage in 3Q18, and the ongoing roll-out of new packaging and innovation, beginning in 2H18 and continuing into 1H19. We continue to have great conviction in the new positioning of CoverGirl and our ability to support this iconic, beloved brand across the most relevant consumer touchpoints. Max Factor, whose key markets include Europe and ALMEA, benefited from a smaller scale relaunch in the second half of the year, resulting in modest growth for the Max Factor brand in FY18. Rimmel, which is present in all of our regions, declined in FY18 and 4Q18, as pockets of growth in certain European countries did not offset declines in the U.K. and U.S.
Within our retail hair brands, which in total account for less than 20% of our Consumer Beauty business, our leading brands Wella and Clairol were affected by different headwinds during the year. Our larger brand, Wella, was pressured by more limited innovation in FY18 but benefited from the brand's disproportionate exposure to faster growing emerging markets. Clairol, whose core geographies are the U.S. and the U.K., was pressured in FY18 but benefited from the 2Q18 relaunch of the Nice'N'Easy franchise, on the back of a breakthrough new formula, with the relaunch now largely implemented on shelf.

Younique, our online peer-to-peer social selling platform, accounts for just over 10% of Consumer Beauty net revenues and delivered strong growth in FY18 on a full year basis. We remain very excited about the role that Younique plays within Coty and are pleased with the performance of this partnership, although 4Q18 was a challenging quarter for Younique as we lapped one of the highest presenter quarters in 4Q17.

From a profit perspective, Consumer Beauty FY18 reported operating income grew 7% to $278.9 million and the adjusted operating income grew 16% to $411.1 million. The adjusted operating margin remained stable at 9.6%, as operating pressure on the core business and higher logistics costs were offset by the full year contribution from the higher-margin Younique brand. The 4Q18 reported operating income of $53.5 million declined 34%, while the adjusted operating income for the quarter of $93.6 million grew 44%. This resulted in an adjusted operating margin of 8.8%, a 300 bps increase versus the prior year period, which was driven by a strong effort in fixed cost control.

Professional Beauty

	Three Months Ended June 30, 2018			Year Ended June 30, 2018
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	492.6	5.4%	2.1%	1,919.4	37.5%	1.7%

	Reported	Adjusted		Reported	Adjusted
Operating Income	36.2	57.7		119.4	194.9
Operating Margin	7.3%	11.7%		6.2%	10.2%

Professional Beauty FY18 net revenues of $1,919.4 million increased by 37.5% from $1,395.5 million in the prior year, with LFL growth of 1.7%. FY18 was a solid year for the Professional Beauty division, driven by good growth by our hair brands and mid-single digit growth of our OPI nail brand. We were particularly pleased with the high single digit growth of our business in ALMEA where OPI and Wella performed particularly well. Our ghd business had solid growth in FY18, on the back of good performance in Europe, with the business ending with a positive 4Q18. The Wella Professionals brand had a great year in FY18 and 4Q18, as we saw solid growth from both our Color and Care franchises, and an encouraging result for innovations such as WellaPlex. Our OPI sales were driven by a very strong performance from our OPI Gel Color portfolio which is performing well in both developed and emerging markets.

4Q18 reported revenues of $492.6 million grew by 5.4% on a reported basis and 2.1% LFL, a strong end to the year and the fifth consecutive quarter of growth. Our hair brands delivered good growth in North America in 4Q18, while ALMEA growth was low double digits in the same period, driven by great performances in Japan, Latin America, India and China. OPI grew mid-single digits in 4Q18, including robust growth in Europe and ALMEA.

Professional Beauty reported operating income was $119.4 million in FY18, a growth of 52% versus the prior year, while adjusted operating income grew 45% to $194.9 million. In 4Q18, reported operating income was $36.2 million while adjusted operating income was $57.7 million. The Professional Beauty Adjusted Operating margin of 10.2% grew 60 bps during FY18 driven by good fixed cost reduction.

Fiscal 2018 Business Review by Geographic Region

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Combined Company Year-Over-Year	Combined Company Organic (LFL)
North America	$2,966.0	$2,506.9	18%	4%	(4%)
Europe	4,201.6	3,325.7	26%	11%	(1%)
ALMEA	2,230.4	1,817.7	23%	10%	8%
Total	$9,398.0	$7,650.3	23%	8%	—%

North America

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North America net revenues of $2,966.0 million, or approximately 31% of total net revenues, increased 18% as reported but declined 4% LFL as solid growth in Luxury driven by Tiffany and Gucci, and Professional Beauty could not offset pressure in Consumer Beauty amidst the relaunches of CoverGirl, Rimmel, and Clairol in our efforts to reconnect these brands with consumers.

Europe

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Europe net revenues of $4,201.6 million, or approximately 45% of the total, increased 26% as reported and declined 1% LFL with growth in Luxury, driven by the impact of our robust innovations, and stable performance in Professional Beauty, largely offsetting declines in Consumer Beauty connected to market pressure, gradual relaunch progress, and the recent supply chain disruption.

ALMEA

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We are very pleased with our ALMEA results in FY18 and will continue to invest for outperformance in FY19. ALMEA net revenues of $2,230.4 million, or approximately 24% of the total, increased 23% as reported and grew 8% LFL fueled by strong momentum in Luxury and Professional Beauty, and flat performance in Consumer Beauty reflecting declines in Brazil which were offset by strong growth in all other markets.

Cash Flows

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In FY18, net cash provided by operating activities was $413.7 million, down from $757.5 million in FY17 which benefited from over $400 million related to the timing lag between one-time costs accruals and the associated cash outlay. The FY18 result reflects the improvement in profitability which was partially offset by a deterioration of our operating working capital of approximately $100 million. 4Q18 cash from operations totaled $224.8 million, up $174.0 million from $50.8 million in the prior year period.

•
Our FY18 free cash flow of $(32.7) million decreased from $325.2 million in the prior year driven by the reduction in operating cash flow. 4Q18 free cash flow of $97.1 million increased from $(57.5) million in the prior year period.

•	In FY18, we distributed $375.8 million in quarterly dividends, including a distribution of $94 million paid on June 14, 2018.

•
Cash and cash equivalents of $331.6 million decreased by $203.8 million compared to June 30, 2017, as we moved cash from foreign subsidiaries to Coty Inc. Total debt of $7,623.2 million increased by $407.6 million, with net debt of $7,291.6 million up $611.4 million from the balance of $6,680.2 million on June 30, 2017. This net debt increase reflects the acquisition of the Burberry Beauty business in October 2017 for $245.1 million, the annual dividend outflow of $376 million, negative free cash flow of $(32.7) million, which was partially offset by proceeds of $33 million from the sale of Playboy and Cerruti in 4Q18.

P&G Integration Update

Update on Progress
FY18 was an important year in the integration of the P&G Beauty business. Since the closing of the transaction, we have embarked on an incredibly ambitious and complex transformation which involved fundamental changes to and simplification of our business processes; a full organizational redesign; a comprehensive upgrade of our information systems to allow Coty to run on a single platform; a full Supply Chain reorganization agenda, and multiple route-to-market conversions. All of these changes have enabled the simplification of our expanded footprint and processes and have underpinned the delivery of our committed synergies. In the last 18 months, we have accomplished a huge amount as we substantially optimized and restructured our supply and logistics footprint and exited TSAs with P&G in all 3 regions. We did this unprecedented level of transformation in a relatively short period of time and with solid results.

The last step of our integration includes the completion of the one order, one shipment, one invoice program which will make Coty a fully integrated company, able to sell, ship and invoice all of our brands in a seamless way for our customers. It will allow significant simplification for our employees and customers and increase our scalability potential. With this final step, Coty will complete the most complex integration in the beauty industry. We expect this "one order, one shipment, one invoice" integration process to be complete by the end of FY19.

Synergies
We continue to expect cost synergies of approximately $750 million via procurement and supply chain savings as well as SG&A reductions. We are confirming our progress in achieving 50% of the $750 million of synergies by FY18, with $225 million having been achieved in FY18. We expect to realize the balance of the $375 million by the end of fiscal 2020 with $225 million expected to be achieved in FY19.

Additionally, we continue to target a working capital benefit of $500 million through FY20 and we have achieved approximately $470 million of working capital benefits over the course of FY17 and FY18.

Global Integration Costs
As we noted last quarter, we have fine-tuned our original estimate made 2 years ago and have broadened the scope of our global integration cost program, including further go-to-market changes, systems enhancements and costs connected to our one order, one shipment, one invoice program. We continue to expect to incur integration costs of approximately $1.3 billion, of which approximately $1.2 billion are expected to be cash costs. These are integration and acquisition related costs and are excluded from adjusted results. It is important to highlight that these costs are first accrued and then paid, such that the cash impact can lag the P&L impact. As of FY18, we have accrued approximately $1.15 billion of costs, with the remaining still to come in FY19-20. Of the expected $1.2 billion of cash costs, approximately $860 million has been paid through FY18.

One-time capex will remain in line with the original estimate of approximately $500 million, and as of FY18, we have incurred approximately $370 million, with the remainder expected to be deployed in FY19.

Noteworthy Company Developments

Other noteworthy company developments include:

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With the contraction of the business in FY17 and flattish results in FY18, we need to right-size our Fixed Cost base to align with our current top line reality and are thus announcing a new $250 million cost savings program. This program is being run independently from our P&G integration efforts and the previously communicated one-off cost program. This restructuring program, together with our other synergy commitments, is meant to drive simplicity and generate flexibility in our P&L to be able to fuel strategic investments such as those in the digital and e-commerce areas. We expect to deliver up to $150 million of total gross savings in the next 3 years as a result of this program which will help to drive operating margin improvement, while also positioning Coty to succeed in a new business reality. We plan to reinvest a significant portion of these savings in our digital transformation agenda, which includes significant multi-year investments in talent acquisition, in-house content creation capabilities and product management systems that will fuel our e-commerce efforts. As a result of these investments, we would expect incremental net savings connected to the new cost restructuring program to be approximately $60 million in total over the next 3 years. Connected to this new program, we have already accrued $79 million of costs in FY18 and expect the majority of the remaining approximately $170 million to be recorded in FY19. In 4Q18 we had cash outflows of approximately $16 million in connection with this program and would expect the remaining cash flows to impact FY19 and FY20.

•	On August 21, 2018 Coty announced a dividend of $0.125, payable on September 14, 2018 to stockholders of record at the close of business on August 31, 2018.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, August 21, 2018 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 8891589). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 8891589).

For more information:

Investor Relations
Christina Frank, +1 212 389-6802
christina_frank@cotyinc.com

Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Jennifer Friedman, +1 917 754-8399
jennifer_friedman@cotyinc.com

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Burberry, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has over 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Coty’s current views with respect to, among other things,Coty’s targets, outlook and/or guidance for FY19 and beyond (including extent and timing of revenue and profit trends, the Consumer Beauty division’s stabilization, and Net Debt / Adjusted EBITDA ratio), establishing Coty as a global leader and challenger in beauty, its future operations and strategy (including brand relaunches and performance in emerging markets and channels), synergies, savings, performance and integration relating to its recent acquisitions (including the P&G Beauty Business) and its ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including mergers and acquisitions, joint ventures, investments, divestitures, licenses and portfolio rationalizations), future cash flows and liquidity, future performance in digital and e-commerce and the expected impact of its digital transformation agenda, future effective tax rates , timing and size of cash outflows and debt deleveraging, and impact and timing of supply chain disruptions. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim”, "potential" and similar words or phrases. These statements are based on certain assumptions and estimates that Coty considers reasonable, but are subject to a number of risks and uncertainties, many of which are beyond Coty’s control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

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Coty’s ability to achieve its global business strategies, compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives (including sell-through of its relaunched brands, enhancement of its innovation pipeline, focus on emerging markets and channels, improvement of in-store execution and reduction of discounts in certain markets) within the expected time frame or at all;

•
Coty’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any launches or relaunches and their anticipated costs and discounting, and consumer receptiveness to its marketing and consumer engagement activities (including digital marketing and media);

•
use of estimates and assumptions in preparing Coty’s financial statements, including with regard to revenue recognition, stock compensation expense, income taxes, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, pension expense and the fair value of acquired assets and liabilities associated with acquisitions;

•
managerial, integration, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, costs and expenses associated with Coty’s multiple ongoing and future strategic initiatives and internal reorganizations and restructuring activities;

•
the continued integration of the P&G Beauty Business and other recent acquisitions with the Company’s business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs and realize other potential efficiencies and benefits (including through Coty’s restructuring initiatives) at the levels and costs and within the time frames contemplated or at all;

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increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and luxury channels), shelf-space resets, compression of go-to-market cycles, changes in product and marketing requirements by retailers, and other changes in the retail, e-commerce and wholesale environment in which Coty does business and sells its products and its ability to respond to such changes;

•
Coty and its brand partners' and licensors' ability to obtain, maintain and protect the intellectual property rights, including trademarks, brand names and other intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives), public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•
the effect of the divestiture and/or discontinuation of its non-core brands (including associated post-closing cost reduction programs) and rationalization of wholesale distribution by reducing the amount of product diversion to the value and mass channels;

•	any change to Coty’s capital allocation and/or cash management priorities;

•
any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

•
Coty’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex domestic and international regulations;

•	Coty’s dependence on certain licenses (especially in its Luxury division) and its ability to renew expiring licenses on favorable terms;

•	Coty’s dependence on entities performing outsourced functions and third-party suppliers, including third party software providers;

•	administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•
global political and/or economic uncertainties, disruptions or major legal, regulatory or policy changes and/or the enforcement thereof that affect Coty’s business, financial performance, operations or its products, including the impact of Brexit, the current U.S. administration, the results of elections in European countries and future elections in Brazil, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory and trade protection measures, trade policies and other international trade regulations in the U.S. and in other regions where Coty operates including the European Union;

•	the number, type, outcomes (by judgment, order or settlement) and costs of legal, tax, regulatory or administrative proceedings, investigations and/or litigation;

•	Coty’s ability to manage seasonal and other variability and to anticipate future business trends and business needs;

•
disruptions in operations, including due to disruptions in supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes and natural disasters;

•
restrictions imposed on Coty through its license agreements, credit facilities and senior unsecured bonds, Coty’s ability to repay, refinance or recapitalize debt, and changes in the manner in which Coty finances its debt and future capital needs;

•
increasing dependency on information technology and Coty’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, including Coty’s digital transformation initiatives, and its failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation) or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Coty’s products; and

•	other factors described elsewhere in this document and from time to time in documents that Coty files with the SEC.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation. More information about potential risks and uncertainties that could affect Coty’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and other periodic reports Coty has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and Coty does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, combined company net revenues, combined company organic (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis, as well as on an organic (LFL), combined company, combined company constant currency, and combined company organic (LFL) basis. The Company believes that organic (LFL) period-over-period, combined company period-over-period, combined company constant currency period-over-period and combined company (LFL) period-over-period better enable management and investors to analyze and compare the Company's net revenues performance from period to period, as the total business and individual divisions are being managed on a combined company basis. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) divested brands or businesses or early terminated brands in the prior year period to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. In the periods described in this release, combined company period-over-period, combined company constant currency period-over-period and combined company organic (LFL) period-over-period give effect to the completion of the Merger for purposes of the year ended June 30, 2018, as compared to the year ended June 30, 2017, as if it has been completed on July 1, 2016. Combined company growth and combined company constant currency growth do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. For a reconciliation of organic (LFL) period-over-period, combined company period-over-period, combined company constant currency period-over-period, and combined company organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”. For a reconciliation of the Company's organic (LFL) period-over-period, combined company period-over-period, combined company constant currency period-over-period and combined company organic (LFL) by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Region."
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes the following items:

•
Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•
Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

•
Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•
Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts, as well as debt financing transaction costs as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•
Loss on early extinguishment of debt: We have excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•
Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported (Loss) Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, adjusted EBITDA is defined as adjusted operating income less depreciation and net debt is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for net debt, see the table entitled “Reconciliation of Total Debt to Net Debt.”
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,			Quarter Ended June 30,
(in millions, except per share data)	2018	2017	2016	2018	2017	2016
Net revenues	$9,398.0	$7,650.3	$4,349.1	$2,299.4	$2,241.3	$1,075.6
Cost of sales	3,608.4	3,028.5	1,746.0	896.7	875.3	465.6
as % of Net revenues	38.4%	39.6%	40.1%	39.0%	39.1%	43.3%
Gross profit	5,789.6	4,621.8	2,603.1	1,402.7	1,366.0	610.0
Gross margin	61.6%	60.4%	59.9%	61.0%	60.9%	56.7%

Selling, general and administrative expenses	5,009.6	4,060.0	2,027.8	1,245.6	1,315.4	533.9
as % of Net revenues	53.3%	53.1%	46.6%	54.2%	58.7%	49.6%
Amortization expense	352.8	275.1	79.5	92.2	56.1	20.5
Restructuring costs	173.2	372.2	86.9	97.6	193.2	7.6
Acquisition-related costs	64.2	355.4	174.0	0.5	80.3	75.7
Asset impairment charges	—	—	5.5	—	—	—
Loss (gain) on sale of asset	28.6	(3.1)	(24.8)	28.6	—	(24.8)
Operating income (loss)	161.2	(437.8)	254.2	(61.8)	(279.0)	(2.9)
as % of Net revenues	1.7%	(5.7%)	5.8%	(2.7%)	(12.4%)	(0.3%)
Interest expense, net	265.0	218.6	81.9	65.7	59.5	26.2
Loss on early extinguishment of debt	10.7	—	3.1	10.7	—	—
Other expense, net	38.0	1.6	30.4	27.9	1.4	—
(Loss) income before income taxes	(152.5)	(658.0)	138.8	(166.1)	(339.9)	(29.1)
as % of Net revenues	(1.6%)	(8.6%)	3.2%	(7.2%)	(15.2%)	(2.7%)
Provision (benefit) for income taxes	(24.7)	(259.5)	(40.4)	4.1	(38.9)	2.1
Net (loss) income	(127.8)	(398.5)	179.2	(170.2)	(301.0)	(31.2)
as % of Net revenues	(1.4%)	(5.2%)	4.1%	(7.4%)	(13.4%)	(2.9%)
Net income (loss) attributable to noncontrolling interests	2.0	15.4	7.6	5.0	1.2	(4.5)
Net income attributable to redeemable noncontrolling interests	39.0	8.3	14.7	6.1	2.6	4.3
Net (loss) income attributable to Coty Inc.	$(168.8)	$(422.2)	$156.9	$(181.3)	$(304.8)	$(31.0)
as % of Net revenues	(1.8%)	(5.5%)	3.6%	(7.9%)	(13.6%)	(2.9%)
Net (loss) income attributable to Coty Inc. per common share:
Basic	$(0.23)	$(0.66)	$0.45	$(0.24)	$(0.41)	$(0.09)
Diluted	$(0.23)	$(0.66)	$0.44	$(0.24)	$(0.41)	$(0.09)
Weighted-average common shares outstanding:
Basic	749.7	642.8	345.5	750.6	747.7	338.8
Diluted	749.7	642.8	354.2	750.6	747.7	338.8

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2018
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$9,398.0	$—	$9,398.0	$(311.1)	$9,086.9
Gross profit	5,789.6	62.8	5,852.4	(199.1)	5,653.3
Gross margin	61.6%		62.3%		62.2%
Operating income	161.2	838.6	999.8	(11.7)	988.1
as % of Net revenues	1.7%		10.6%		10.9%
Net (loss) income attributable to Coty Inc.	$(168.8)	$685.1	$516.3
as % of Net revenues	(1.8%)		5.5%

EPS (diluted)	$(0.23)		$0.69

	Year Ended June 30, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$7,650.3	$—	$7,650.3
Gross profit	4,621.8	151.9	4,773.7
Gross margin	60.4%		62.4%
Operating (loss) income	(437.8)	1,210.6	772.8
as % of Net revenues	(5.7%)		10.1%
Net (loss) income attributable to Coty Inc.	$(422.2)	$830.7	$408.5
as % of Net revenues	(5.5%)		5.3%

EPS (diluted)	$(0.66)		$0.63

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

	Three Months Ended June 30, 2018
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,299.4	$—	$2,299.4	$(44.2)	$2,255.2
Gross profit	1,402.7	19.5	1,422.2	(32.6)	1,389.6
Gross margin	61.0%		61.9%		61.6%
Operating (loss) income	(61.8)	291.2	229.4	2.0	231.4
as % of Net revenues	(2.7%)		10.0%		10.3%
Net (loss) income attributable to Coty Inc.	$(181.3)	$287.9	$106.6
as % of Net revenues	(7.9%)		4.6%

EPS (diluted)	$(0.24)		$0.14

	Three Months Ended June 30, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,241.3	$—	$2,241.3
Gross profit	1,366.0	25.0	1,391.0
Gross margin	60.9%		62.1%
Operating (loss) income	(279.0)	369.1	90.1
as % of Net revenues	(12.4%)		4.0%
Net (loss) income attributable to Coty Inc.	$(304.8)	$301.4	$(3.4)
as % of Net revenues	(13.6%)		(0.2%)

EPS (diluted)	$(0.41)		$—

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2018	2017	Change	2018	2017	Change
Reported Operating (Loss) Income	$(61.8)	$(279.0)	78%	$161.2	$(437.8)	>100%
% of Net revenues	(2.7%)	(12.4%)		1.7%	(5.7%)
Costs related to acquisition activities (a)	6.5	99.2	(93%)	76.1	494.9	(85%)
Amortization expense (b)	92.2	56.1	64%	352.8	275.1	28%
Restructuring and other business realignment costs (c)	163.9	212.2	(23%)	381.1	426.2	(11%)
Pension settlement (d)	—	1.6	(100%)	—	17.5	(100%)
Loss (gain) on sale of asset (e)	28.6	—	>100%	28.6	(3.1)	>100%
Total adjustments to Reported Operating (Loss) Income	291.2	369.1	(21%)	838.6	1,210.6	(31%)
Adjusted Operating Income	$229.4	$90.1	>100%	$999.8	$772.8	29%
% of Net revenues	10.0%	4.0%		10.6%	10.1%
(a) In the three months ended June 30, 2018, we incurred $6.5 of costs related to acquisition activities. We recognized acquisition-related costs of $0.5 in the Consolidated Statements of Operations, primarily in connection with current year acquisitions. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $6.0 in costs of sales primarily reflecting the destruction of excess acquired inventory in connection with the acquisition of the Burberry Beauty Business, in the Consolidated Statements of Operations. In the three months ended June 30, 2017, we incurred $99.2 of costs related to acquisition activities. We recognized acquisition-related costs of $80.3 in the Consolidated Statements of Operations, primarily in connection with the acquisition of the P&G Beauty Business, ghd and Younique. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $18.6 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of ghd, Younique and the P&G Beauty Business in the Consolidated Statements of Operations.
In fiscal 2018, we incurred $76.1 of costs related to acquisition activities. We recognized Acquisition-related costs of $64.2, primarily in connection with the acquisitions of the P&G Beauty Business, the Burberry Beauty Business, ghd and Younique. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources.We also incurred $7.1 of cost related to acquired inventory step-up amortization in connection with the acquisitions of Younique and the Burberry Beauty Business, as well as $4.8 in excess inventory-related costs associated with the Burberry Beauty Business acquisition, included in Cost of sales in the Consolidated Statements of Operations. In fiscal 2017, we incurred $494.9 of costs related to acquisition activities. We recognized Acquisition-related costs of $355.4, primarily in connection with the acquisition of the P&G Beauty Business, ghd and Younique, included in the Consolidated Statements of Operations. These may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $48.8, $44.4, and $40.8 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisitions of the P&G Beauty Business, ghd, and Younique, respectively in the Consolidated Statements of Operations.
(b) In the three months ended June 30, 2018, amortization expense increased to $92.2 from $56.1 in the three months ended June 30, 2017, primarily as a result of acquisitions. In the three months ended June 30, 2018, amortization expense of $30.6, $40.1 and $21.5 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the three months ended, June 30, 2017, amortization expense of $53.8, $(15.9), and $18.2 was reported in the Luxury, Consumer Beauty, and Professional Beauty segments, respectively.
In fiscal 2018, amortization expense increased to $352.8 from $275.1 in fiscal 2017 primarily as a result of acquisitions. In fiscal 2018, amortization expense of $145.1, $132.2, and $75.5 were reported in the Luxury, Consumer Beauty, and Professional Beauty segments, respectively. In fiscal 2017, amortization expense of $124.4, $94.9, and $55.8 were reported in the Luxury, Consumer Beauty, and Professional Beauty segments, respectively.
(c) In the three months ended June 30, 2018, we incurred restructuring and other business structure realignment costs of $163.9. We incurred restructuring costs of $97.6 primarily related to integrating and optimizing the combined company following the acquisition of the P&G Beauty Business (the "Global Integration Activities") and the new cost restructuring program ("2018 Restructuring Actions"), included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $66.3 primarily related to our Global Integration Activities, organizational redesign and certain other programs. Of this amount, $52.4 is included in selling, general and administrative expenses and $13.9 is included in cost of sales. In the three months ended June 30, 2017, we incurred restructuring and other business structure realignment costs of $212.2. We incurred restructuring costs of $193.2 primarily related to Global Integration Activities, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $19.0 primarily related to our Global Integration Activities, organizational redesign and certain other programs. Of this amount, $13.9 is included in selling, general and administrative expenses and $5.1 is included in cost of sales.
In fiscal 2018, we incurred restructuring and other business structure realignment costs of $381.1. We incurred restructuring costs of $173.2 primarily related to the Global Integration Activities and 2018 Restructuring Actions, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $207.9 primarily related to our Global Integration Activities. Of this amount $156.8 is included in selling, general and administrative expenses, $51.1 is included in cost of sales. In fiscal 2017, we incurred restructuring and other business structure realignment costs of $426.2. We incurred restructuring costs of $372.2 primarily related to the Global Integration Activities, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $54.0 primarily related to our Global Integration Activities, organizational redesign and certain other programs. Of this amount $37.4 is included in selling, general and administrative expenses, $16.6 is included in cost of sales.
(d)In fiscal 2017, we incurred a charge of $17.5, primarily in connection with the settlement of obligations related to the U.S. Del Laboratories, Inc. pension plan. The settlement of the plan was effectuated through lump sum payments to eligible participants during the three months ended September 30, 2016, in addition to, the 15 purchase of annuity contracts from a third-party insurance provider, effectively transferring the U.S. Del Laboratories, Inc. pension plan obligation to the insurance provider, during the three months ended December 31, 2016. The settlement charge is as a result of accelerating the recognition of losses previously deferred in other comprehensive income (loss).
(e)In fiscal 2018, we sold certain assets relating to two of our fragrance brands and recorded a loss of $28.6 which has been reflected in Loss (Gain) on sale of assets in the Consolidated Statements of Operations. In fiscal 2017, we sold certain assets relating to the J.Lo brand and recorded a gain of $3.1 which has been reflected in Gain on sale of assets in the Consolidated Statements of Operations.

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
(in millions)	(Loss) income before income taxes	Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for taxes	Effective tax rate
Reported loss before income taxes	$(166.1)	$4.1	(2.5)%	$(339.9)	$(38.9)	11.4%
Adjustments to Reported Operating (Loss) (a)(b)	291.2	23.9		369.1	42.0
Other adjustments (b) (c)	33.4	10.4		—	(0.2)
Adjusted income before income taxes	$158.5	$38.4	24.2%	$29.2	$2.9	9.9%

(a) See a description on adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating Income”.

(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

(c) See "Reconciliation of Reported Net (Loss) Income to Adjusted Net Income."
The adjusted effective tax rate was 24.2% for the three months ended June 30, 2018 compared to 9.9% for the three months ended June 30, 2017. The differences were primarily due to the increased accrual of uncertain tax position reserves during the current year.

	Year Ended June 30, 2018			Year Ended June 30, 2017
(in millions)	(Loss)/ income before income taxes	(Benefit)provision for income taxes	Effective tax rate	(Loss)/ income before income taxes	(Benefit)provision for income taxes	Effective tax rate
Reported (loss) income before income taxes	$(152.5)	$(24.7)	16.2%	$(658.0)	$(259.5)	39.4%
Adjustments to reported operating income (loss) (a) (b)	838.6	152.5		1210.6	355.0
Other adjustments (b) (c)	33.4	10.4		1.4	0.4
Adjusted income before income taxes	$719.5	$138.2	19.2%	$554.0	$95.9	17.3%

(a)	See a description on adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating Income”.

(b)
The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.

(c) See "Reconciliation of Reported Net (Loss) Income to Adjusted Net Income."
The adjusted effective tax rate was 19.2% compared to 17.3% in the prior-year period. The differences were primarily due to the release of a valuation allowance in the US in the prior period as a result of the P&G Beauty Business acquisition.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED NET INCOME

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2018	2017	Change	2018	2017	Change
Reported Net (Loss) Income Attributable to Coty Inc.	$(181.3)	$(304.8)	41%	$(168.8)	$(422.2)	60%
% of Net revenues	(7.9%)	(13.6%)		(1.8%)	(5.5%)
Adjustments to Reported Operating (Loss) Income (a)	291.2	369.1	(21%)	838.6	1,210.6	(31%)
Adjustments to other expense (b)	24.1	—	>100%	24.1	—	>100%
Loss on early extinguishment of debt (c)	10.7	—	>100%	10.7	—	>100%
Adjustments to interest (income) expense (d)	(1.4)	—	<(100)%	(1.4)	1.4	<(100%)
Adjustments to noncontrolling interest expense (e)	(2.4)	(25.9)	91%	(24.0)	(25.9)	(100%)
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(34.3)	(41.8)	18%	(162.9)	(355.4)	>100%
Adjusted Net Income Attributable to Coty Inc.	$106.6	$(3.4)	>100%	$516.3	$408.5	26%
% of Net revenues	4.6%	(0.2%)		5.5%	5.3%

Per Share Data
Adjusted weighted-average common shares
Basic	750.6	747.7		749.7	642.8
Diluted	753.1	747.7		753.1	647.8
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.14	$—		$0.69	$0.64
Diluted	$0.14	$—		$0.69	$0.63
(a) See a description of adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating Income”.
(b) In fiscal 2018, we incurred $24.1 in third-party debt issuance costs incurred in connection with the refinancing of the Coty Credit Agreement and Galleria Credit Agreement.

(c)
In fiscal 2018, the amount represents the write-off of debt discount and deferred financing costs in connection with the refinancing of the Coty Credit Agreement and Galleria Credit Agreement, included in Loss on early extinguishment of debt in the Consolidated Statements of Operations.

(d) The amount in fiscal 2018 primarily represents one-time gains of $1.4 on short-term forward contracts to exchange Euros for U.S. dollars to repay U.S. Dollar debt balances outstanding under the Coty Credit Agreement and Galleria Credit Agreement, in connection with the refinancing of those respective agreements in April 2018, included in Interest expense, net in the Consolidated Statements of Operations. The amount in fiscal 2017 represents a net loss of $1.4 incurred in connection with the acquisition of the Hypermarcas Brands and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.
(e) The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Year Ended June 30,
(in millions)	2018	2017	2016
Net cash provided by operating activities	$413.7	$757.5	$501.4
Capital expenditures	(446.4)	(432.3)	(150.1)
Free cash flow	$(32.7)	$325.2	$351.3

RECONCILIATION OF TOTAL DEBT TO NET DEBT

Year Ended June 30,
(in millions)	2018
Total debt	$7,623.2
Cash	331.6
Net debt	$7,291.6
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Year Ended June 30,
(in millions)	2018
Adjusted operating income(a)	$999.8
Depreciation	384.2
Adjusted EBITDA (b)	$1,384.0
a Refer to Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income
b Defined as Adjusted operating income less Depreciation
NET DEBT/ADJUSTED EBITDA

Year Ended June 30,
2018
Net Debt/Adjusted EBITDA	5.27

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2018	2017	Reported Basis	Constant Currency	2018	Change	2018	Change
Luxury	$742.4	$648.0	15%	11%	$47.5	>100%	$78.1	>100%
Consumer Beauty	1,064.4	1,126.0	(5%)	(6%)	53.5	(34)%	93.6	44%
Professional	492.6	467.3	5%	2%	36.2	>100%	57.7	>100%
Corporate	—	—	N/A	N/A	(199.0)	36%	—	N/A
Total	$2,299.4	$2,241.3	3%	1%	$(61.8)	78%	$229.4	>100%

	Year Ended June 30,
	Net Revenues		Change			Reported Operating Income (Loss)		Adjusted Operating Income (Loss)
(in millions)	2018	2017	Reported Basis	Combined Company Year-Over-Year	Combined Company Reported At Constant Currency	2018	Change	2018	Change
Luxury	$3,210.5	$2,566.6	25%	13%	9%	$248.7	57%	$393.8	39%
Consumer Beauty	4,268.1	3,688.2	16%	4%	1%	278.9	7%	411.1	16%
Professional	1,919.4	1,395.5	38%	12%	8%	119.4	52%	194.9	45%
Corporate	—	—	N/A	N/A	N/A	(485.8)	48%	—	N/A
Total	$9,398.0	$7,650.3	23%	8%	5%	$161.2	>100%	$999.8	29%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended June 30,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Combined Company Organic (LFL)
North America	$760.8	$779.5	(2%)	(3%)
Europe	959.1	896.3	7%	0%
ALMEA	579.5	565.5	2%	5%
Total	$2,299.4	$2,241.3	3%	0%

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Combined Company Year-Over-Year	Combined Company Organic (LFL)
North America	$2,966.0	$2,506.9	18%	4%	(4%)
Europe	4,201.6	3,325.7	26%	11%	(1%)
ALMEA	2,230.4	1,817.7	23%	10%	8%
Total	$9,398.0	$7,650.3	23%	8%	0%

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended June 30, 2018
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$47.5	$(30.6)	$78.1	$0.3	$78.4
Consumer Beauty	53.5	(40.1)	93.6	2.7	96.3
Professional	36.2	(21.5)	57.7	(1.1)	56.6
Corporate	(199.0)	(199.0)	—	—	—
Total	$(61.8)	$(291.2)	$229.4	$1.9	$231.3

OPERATING MARGIN
Luxury	6.4%		10.5%		10.9%
Consumer Beauty	5.0%		8.8%		9.1%
Professional	7.3%		11.7%		11.9%
Corporate	N/A		N/A		N/A
Total	(2.7%)		10.0%		10.3%

	Three Months Ended June 30, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$(43.8)	$(53.8)	$10.0
Consumer Beauty	80.9	16.0	64.9
Professional	(3.1)	(18.3)	15.2
Corporate	(313.0)	(313.0)	—
Total	$(279.0)	$(369.1)	$90.1

OPERATING MARGIN
Luxury	(6.8%)		1.5%
Consumer Beauty	7.2%		5.8%
Professional	(0.7%)		3.3%
Corporate	N/A		N/A
Total	(12.4%)		4.0%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated (Loss) Income” for a detailed description of adjusted items.

	Year Ended June 30, 2018
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$248.7	$(145.1)	$393.8	$(1.4)	$392.4
Consumer Beauty	278.9	(132.2)	411.1	(5.1)	406.0
Professional	119.4	(75.5)	194.9	(5.2)	189.7
Corporate	(485.8)	(485.8)	—	—	—
Total	$161.2	$(838.6)	$999.8	$(11.7)	$988.1

OPERATING MARGIN
Luxury	7.7%		12.3%		12.7%
Consumer Beauty	6.5%		9.6%		9.8%
Professional	6.2%		10.2%		10.3%
Corporate	N/A		N/A		N/A
Total	1.7%		10.6%		10.9%

	Year Ended June 30, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$158.0	$(125.0)	$283.0
Consumer Beauty	261.2	(94.5)	355.7
Professional	78.5	(55.6)	134.1
Corporate	(935.5)	(935.5)	—
Total	$(437.8)	$(1,210.6)	$772.8

OPERATING MARGIN
Luxury	6.2%		11.0%
Consumer Beauty	7.1%		9.6%
Professional	5.6%		9.6%
Corporate	N/A		N/A
Total	(5.7%)		10.1%

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES INCOME TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30, 2018 vs. Three Months Ended June 30, 2017 Net Revenue Change
			of which
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions [1]	Organic (LFL)
Luxury	15%	11%	6%	5%
Consumer Beauty	(5)%	(6)%	(3)%	(3)%
Professional Beauty	5%	2%	—%	2%
Total Company	3%	1%	1%	—%

¹ Acquisitions reflect the net revenue contribution from the acquisition of Burberry net of the decreased net revenues from the termination of Guess and the divestitures of Playboy and Cerruti in the fourth quarter of fiscal 2018 and the divestiture of J.Lo in the third quarter of 2017, in each case for the periods of non-comparability.

	Year Ended June 30, 2018 vs. Year Ended June 30, 2017 Net Revenue Change
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported [1]	Combined Company Reported at Constant Currency	Impact from Acquisitions [2]	Combined Company Organic (LFL)
Luxury	25%	13%	9%	3%	6%
Consumer Beauty	16%	4%	1%	5%	(4)%
Professional Beauty	38%	12%	8%	6%	2%
Total Company	23%	8%	5%	5%	—%
¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period, as if the acquisition of the P&G Beauty Business was completed on July 1, 2016.
² Acquisitions reflect the net revenue contribution in the current period from the acquisition Burberry, seven months of the Younique acquisition and five months of the ghd acquisition net of the decreased net revenues from the termination of Guess and the divestitures of Playboy and Cerruti in the fourth quarter of fiscal 2018 and the divestiture of J.Lo in the third quarter of 2017, in each case for the periods of non-comparability.

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
(in millions)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$331.6	$535.4
Restricted cash	30.6	35.3
Trade receivables—less allowances of $81.8 and $58.5, respectively	1,536.0	1,470.3
Inventories	1,148.9	1,052.6
Prepaid expenses and other current assets	603.9	487.9
Total current assets	3,651.0	3,581.5
Property and equipment, net	1,680.8	1,632.1
Goodwill	8,607.1	8,555.5
Other intangible assets, net	8,284.4	8,425.2
Deferred income taxes	107.4	72.6
Other noncurrent assets	299.5	281.3
TOTAL ASSETS	$22,630.2	$22,548.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,928.6	$1,732.1
Accrued expenses and other current liabilities	1,844.4	1,796.4
Short-term debt and current portion of long-term debt	218.9	209.1
Income and other taxes payable	52.1	66.0
Total current liabilities	4,044.0	3,803.6
Long-term debt, net	7,305.4	6,928.3
Pension and other post-employment benefits	533.3	549.2
Deferred income taxes	842.5	924.9
Other noncurrent liabilities	388.5	473.4
Total liabilities	13,113.7	12,679.4
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	661.3	551.1
EQUITY:
Preferred Stock	—	—
Class A Common Stock	8.1	8.1
Additional paid-in capital	10,750.8	11,203.2
Accumulated deficit	(626.2)	(459.2)
Accumulated other comprehensive income	158.8	4.4
Treasury stock	(1,441.8)	(1,441.8)
Total Coty Inc. stockholders’ equity	8,849.7	9,314.7
Noncontrolling interests	5.5	3.0
Total equity	8,855.2	9,317.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$22,630.2	$22,548.2

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(127.8)	$(398.5)	$179.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	737.0	555.1	232.0
Asset impairment charges	—	—	5.5
Deferred income taxes	(101.7)	(390.0)	(139.2)
Provision for bad debts	24.0	23.4	21.9
Provision for pension and other post-employment benefits	32.4	53.6	9.2
Share-based compensation	30.6	24.6	22.2
Loss (gain) on sale of assets	28.6	(3.1)	(24.8)
Loss on early extinguishment of debt	10.7	—	3.1
Other	(1.3)	25.9	12.8
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(79.6)	(279.8)	(44.5)
Inventories	(60.0)	162.3	27.2
Prepaid expenses and other current assets	(107.6)	(105.7)	6.7
Accounts payable	159.5	540.9	148.2
Accrued expenses and other current liabilities	(22.5)	479.2	23.3
Income and other taxes payable	(83.2)	85.0	15.7
Other noncurrent assets	(17.9)	23.4	9.0
Other noncurrent liabilities	(7.5)	(38.8)	(6.1)
Net cash provided by operating activities	413.7	757.5	501.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(446.4)	(432.3)	(150.1)
Payments for business combinations, net of cash acquired	(278.0)	(742.6)	(908.7)
Proceeds from sale of assets	36.8	11.3	29.2
Payments related to loss on foreign currency contracts	—	—	(29.6)
Net cash used in investing activities	(687.6)	(1,163.6)	(1,059.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	—	9.5	19.1
Repayments of short-term debt, original maturity more than three months	—	(10.2)	(28.3)
Net proceeds from (repayments of) short-term debt, original maturity less than three months	21.0	(49.2)	25.4
Proceeds from revolving loan facilities	3,185.5	2,244.4	1,940.0
Repayments of revolving loan facilities	(3,643.2)	(2,074.4)	(1,430.0)
Proceeds from term loans and other long term debt	7,467.2	1,075.0	3,506.2
Repayments of term loans and other long term debt	(6,492.6)	(136.1)	(2,499.4)
Dividend payment	(375.8)	(372.6)	(89.0)
Net proceeds from issuance of Class A Common Stock and Series A Preferred Stock and related tax benefits	22.6	22.8	44.7
Payments for purchases of Class A Common Stock held as Treasury Stock	—	(36.3)	(794.9)
Net proceeds (payments) for foreign currency contracts	12.4	(1.2)	(9.7)
Distributions to mandatorily redeemable financial interests, redeemable noncontrolling interests and noncontrolling interests	(66.4)	(42.3)	(33.2)
Purchase of additional mandatorily redeemable noncontrolling interests, redeemable noncontrolling interests and noncontrolling interests	—	(9.8)	(0.7)
Payment of debt issuance costs	(55.1)	(24.4)	(57.6)
All other	(6.3)	—	—
Net cash provided by financing activities	69.3	595.2	592.6
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3.9)	9.2	(3.7)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(208.5)	198.3	31.1
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	570.7	372.4	341.3
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	362.2	570.7	372.4
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	242.8	190.2	90.3
Cash paid during the year for income taxes, net of refunds received	124.6	90.1	118.1
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	158.8	106.7	78.0
Non-cash stock issued for business combination	—	9,628.6	—

Non-cash debt assumed for business combination	—	1,943.0	—
Non-cash capital contribution associated with special share purchase transaction	—	—	13.8
Non-cash acquisition of additional redeemable noncontrolling interests	—	415.9	10.1
Non-cash reclassification from noncontrolling interest to mandatorily redeemable financial interest	—	49.9	—
Non-cash contingent consideration for business combination	8.3	—	—